Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Tom McNaughton CFO and Interim CEO tmcnaughton@hartregen.com Tel: 774-233-7321 Fax: 774-233-7302 Saverio La Francesca, M.D. CMO slafrancesca@hartregen.com Tel: 774-233-7344 Fax: 774-233-7302

Harvard Apparatus Regenerative Technology Reports CEO Transition

-Conference Call To Be Held at 5:00 PM ET Today-

Holliston, MA, April 16, 2015 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, reports that David Green has resigned as Chief Executive Officer, President and Chairman of the Board of Directors of HART. Mr. Green will remain a member of the Company’s Board of Directors. John F. Kennedy, a member of the Company’s Board of Directors since December 2012, has been named Chairman of the Board of Directors. The Board has begun the search for a new President and Chief Executive Officer that has the skills and experience to lead HART through clinical trials and commercialization with respect to its product candidates. The Board appointed Thomas McNaughton, currently the company’s Chief Financial Officer, as interim Chief Executive Officer while the Board conducts the search.

Mr. Kennedy, Chairman of our Board of Directors, commented, “We believe that this transition represents our best path forward as the Company continues its progression from pre-clinical efforts towards clinical development and commercialization. David Green led the company since its origin as a bioreactor company to its current position as a biologics company. We are pleased that David will continue his service as a member of the board of directors. We have great confidence that Tom McNaughton will provide the leadership necessary to drive the Company’s preclinical efforts forward on schedule during this transition period. Tom played a key role in forming HART’s business and structuring its spin-off from its former parent company, and he has provided strong leadership to the Company’s team since the spin-off in all areas of the Company’s operations.”

“My fellow board members and I concluded that the time was right to bring in a new CEO who has experience in guiding a biotechnology company through clinical trials and product launches,” said David Green. “I look forward to helping the Company navigate through this transition and its ongoing product development efforts as a member of the Board.”

Tom McNaughton, CFO and interim CEO, said, “We remain on track to meet our previously-announced timelines for completion of our pre-clinical work and the filing of clinical trial applications for our HART-Trachea product in the U.S. and Europe. Our senior management team is singly committed to our operating plan to advance the HART-Trachea toward those ends, and I don’t expect this change in roles to slow our progress going forward. Additionally, we are enthused about our collaboration on esophagus development with Mayo Clinic. We will remain intensely committed to that program, as well.”

Conference Call Information:

The Company will host a conference call today at 5:00 PM ET. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 877-407-8293, or toll/international 201-689-8349, and referencing the Company’s name.

If you are unable to listen to the live conference call, a replay will be available within approximately 3 hours from the end of the call through 11:59pm ET on April 23, 2015 and will be accessible by dialing toll-free 877-660-6853, or toll/international 201-612-7415, and referencing conference ID “13607491”. The replay will also be made available at the web link above and on the company’s web site, www.harvardapparatusregen.com.

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either physical trauma or trachea cancer. Our trachea scaffold technology has been used in several human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, which has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the Company’s ability to locate a suitable CEO and effectively process the management transition, the regulatory approval of the HART-Trachea or any other HART products, by the FDA, EMA, MHRA or otherwise, which such approvals may not be obtained on a timely basis or at all, any continued benefits of our spin-off from Harvard Bioscience, success with respect to any of our collaborations, success with respect to any clinical trials and other regulatory approval efforts, commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our HART-Trachea product, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.